UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Materials Pursuant to Section 240.14a-12

FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On August 15, 2014, Mr. Wise issued the following press release:

Forward Industries' Largest Shareholder, Terence Bernard Wise, Continues Campaign to Elect New Independent Directors & Sets the Record Straight on Derivative Suit Against Chairman Frank LaGrange Johnson & Other Directors for Breach of Duty

Wise Assures Forward Shareholders that he is Committed to Removing Chairman Frank La Grange Johnson and his Supporters from the Board and Electing New, Highly Qualified, and Independent Directors Capable of Creating Value for Forward's shareholders at the 2014 Annual Meeting

Wise Sets the Record Straight on Forward's Self-Serving and Inaccurate Press Release

SAFFRON WALDEN, Essex, UK, August 15, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, issued a statement today confirming that he is continuing with his efforts to replace Chairman Johnson and his supporters on the Board at the 2014 Annual Meeting and commenting on a press release issued by Forward, mischaracterizing the status of the derivative case filed against Johnson and affiliated members of Forward's Board for breach of fiduciary and director duties.

"The press release and statements put out by Chairman Frank LaGrange Johnson and Forward in response to my efforts to elect new, independent and qualified directors to Forward's board are misleading, without merit and nothing more than an attempt to confuse a clear record and deflect attention from the real issue – the fact that Mr. Johnson and his management team have presided over a significant and inexcusable decline in shareholder value and will stop at nothing to preserve their control of the Board."

As previously disclosed, Mr. Wise filed a derivative suit on behalf of Forward in the Supreme Court of the State of New York against Frank LaGrange Johnson and affiliated directors after learning of the filing of a false and misleading listing application with NASDAQ, contemplating the issuance of shares representing over 20% of Forward's outstanding common stock at a 10% discount to market value and without Board or shareholder approval.  Mr. Wise continues to believe that Johnson and his supporters on the Board have engaged in entrenchment tactics aimed at disenfranchising shareholders in advance of Forward's 2014 Annual Meeting in violation of their fiduciary duties, and continues to aggressively pursue the claims before the Supreme Court.  Mr. Johnson and the other defendants represented in the Supreme Court that the false and misleading NASDAQ application had been withdrawn and that no stock issuance was imminent, thus obviating the need for a temporary restraining order.  Thereafter, following a special meeting of the Board, Mr. Wise withdrew his motion for immediate injunctive relief, without prejudice to making a subsequent application if necessary, based on representations and statements by Mr. Johnson and the other defendant directors that there was no imminent plan to issue new preferred shares or otherwise engage in any dilutive or extraordinary transaction in advance of the 2014 Annual Meeting without appropriate approvals.  Mr. Wise will again seek injunctive relief in the event that the Board's representations and statements prove to be false and the interests of the Company are again threatened by imminent and improper conduct.

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated

Scott Winter, 212-750-5833